Officer Change in Control Agreement

     This OFFICER CHANGE IN CONTROL AGREEMENT (the "Agreement"), is entered into as of the 4th day of December, 1998, by and between Tucson Electric Power Company (the "Company"), an Arizona corporation, and Karen G. Kissinger, of Tucson, Arizona (the "Employee"). Company and Employee may be referred to collectively hereinafter as the "Parties" and singly as a "Party".

                                    RECITALS

     WHEREAS, the Employee is an integral part of the Company's management who participates in the decision making process relative to short and long-term planning and policy for the Company;

     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders and the Employee to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into Change in Control agreements to retain the services of the Employee and certain other key members of the Company's management;

     WHEREAS, the Employee agrees to the terms of the Change in Control agreement offered by the Company as set forth herein; and

     WHEREAS, effective as of January 1, 1998, pursuant to a statutory share exchange, the Company became a wholly owned subsidiary of UniSource Energy Corporation, an Arizona corporation ("UniSource").

     NOW, THEREFORE, in consideration of the Employee's continued service to the Company and the mutual agreements herein contained, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                                    ---------
                            ELIGIBILITY FOR BENEFITS
                            ------------------------

     1.1 Term of Agreement; Expiration Date. This Agreement shall be effective as of the date first indicated above and shall remain in effect until the latter of: (a) the fifth anniversary of the date either party gives written notice of the termination of this Agreement; or (b) if a Change in Control occurs during the term of this Agreement, the fifth anniversary of the Change of Control.

     1.2 Change in Control. The term "Change in Control" shall mean the occurrence of any of the following:

          (a) UniSource receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the outstanding common stock of UniSource;

          (b) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than UniSource, a wholly-owned subsidiary of UniSource, or an entity formed by UniSource for the purpose of creating a holding company structure, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of UniSource (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the outstanding common stock of UniSource (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

          (c) the stockholders of UniSource's approval of:

               (i) any consolidation or merger of UniSource in which UniSource is not the continuing or surviving corporation or pursuant to which shares of UniSource common stock would be converted into cash, securities or other property; or

               (ii) any sale, lease, exchange or other transfer (in one
                    transaction or a series of related transactions) of all or substantially all the assets of UniSource;

          (d) there shall have been a change in a majority of the members of the Board of Directors of UniSource within a twenty-four (24) month period unless the election or nomination for election by UniSource's stockholders of each new Director was approved by the vote of two-thirds (2/3) of the

     Directors then still in office who were in office at the beginning of the twenty-four (24) month period; or

          (e) there occurs a sale, exchange or transfer of all or substantially all of UniSource's interest in the Company.

     1.3 Qualifying Termination. The term "Qualifying Termination" shall mean the occurrence of:

          (a) a Change in Control; and

          (b) either:

               (i) the Company or its successor terminates the Employee's employment, other than for the reasons delineated in Sections 1.7(a)(i) or 1.7(c) hereto, within five (5) years after the Change in Control (or within six (6) months before the Change in Control if such termination is effected in contemplation of the Change in Control); or

               (ii) within five (5) years after the Change in Control the
                    Employee terminates employment with the Company or its successor for any of the reasons delineated in Sections 1.7(b)(i), 1.7(b)(ii), 1.7(b)(iii), or 1.7(b)(iv) hereto.

The Company shall not be required to provide any benefits to the Employee pursuant to this Agreement unless a Qualifying Termination occurs.

     1.4 Compensation.

          (a) For all services rendered by the Employee in any capacity during the term of this Agreement following a Change of Control, including services as an executive, officer, director, or member of any committee of the Company or any subsidiary or affiliate thereof, the Company shall pay the Employee a fixed salary at a rate of not less than Employee's salary in effect at the time of the Change in Control, subject to such periodic increases as the Board of Directors, or a committee designated by said Board, shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior management employees. Such salary shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.

          (b) Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or for which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:

               (i) participate in the Company's Retirement Plan and any related excess benefit or supplemental retirement program (hereinafter referred to collectively as the "Retirement Program");

               (ii) participate in the Company's Deferred Compensation Plan;

               (iii) participate in the Company's Triple Investment Plan;

               (iv) participate in any stock option, stock appreciation right, equity incentive or deferred compensation plan maintained by the Company;

               (v)  participate in the Company's death benefit plans;

               (vi) participate in the Company's disability benefit plans;

               (vii) participate in the Company's medical, dental and health and welfare plans;

               (viii) participate in the Company's annual incentive plan; and

               (ix) participate in equivalent successor plans thereto for which senior management employees are eligible; provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.

     1.5 Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee's duties under this Agreement in accordance with such procedures as the Company may from time to time establish.

     1.6 Additional Benefits. Nothing in this Agreement shall affect the Employee's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefit or retirement plans or additional compensation, including termination pay programs, which the Company may hereafter, in its sole and absolute discretion, elect to make available to its senior management employees generally, and the Employee shall be eligible to receive, during his employment, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

     1.7 Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee's employment with the Company may be terminated:

          (a) by the Company:

               (i) in the event of the Employee's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, as determined by a vote of two-thirds (2/3) of the Directors of the Company at a meeting of the Board of Directors at which the Employee had an opportunity to be heard and such termination is based on facts and circumstances known by a majority of the non-employee Directors for a period of no more than twelve
                    (12) months by written notice to the Employee, specifying the event relied upon for such termination; or

               (ii) upon the Disability or death of the Employee. For purposes of this Agreement, the term "Disability" is defined as the inability of the Employee to engage in his regular occupation for twelve (12) consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonably expect to engage giving due consideration to the Employee's education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for such Disability.

          (b) by the Employee:

               (i) if, following a Change of Control, there has been any material change by the Company of the Employee's status, title, authority, duties or responsibilities which change would cause the Employee's position with the Company to become of less responsibility or scope from that which the Employee held immediately prior to the Change in Control;

               (ii) upon the assignment or reassignment by the Company or by one of its subsidiaries of the Employee to another place of employment more than fifty (50) miles from the Employee's current place of employment;

               (iii) upon the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; or

               (iv) upon a reduction in the Employee's target compensation or any component thereof, following a Change of Control, except as part of a salary reduction program affecting the Company's management employees generally, or other material breach of this Agreement by the Company or any of its subsidiaries, by written notice to the Company, specifying the event or events relied upon for such termination and given at any time within one (1) year after the occurrence of such event or events. For the purpose of this Agreement, "target compensation" shall include the Employee's base salary plus the opportunity to participate in the Company's annual incentive plan and the Company's 1994 Omnibus Stock and Incentive Plan or any successor plans thereto (the "Plan"), at the same level and terms available to the

                    Employee immediately prior to the Change in Control; or


          (c) by either the Company or the Employee, if the Employee accepts employment or a consulting position with another company.

                                   ARTICLE II
                                   ----------
                          Compensation Upon Termination
                          -----------------------------

     2.1 Basic Severance Payment. In the event of a Qualifying Termination, the Company shall, as liquidated damages or severance pay, or both, pay to the Employee and provide the Employee and the dependents, beneficiaries and estate of the Employee within thirty (30) business days after such Qualifying Termination of employment with the following:

          (a) A lump sum cash amount equal to:

               (i) three (3) times the sum of Employee's base annual salary immediately preceding the Change in Control; adjusted to reflect any increases in such base salary following the Change in Control plus the Employee's annual target bonus; and

               (ii) a prorated annual target bonus for the short year in which the Qualifying Termination occurs.

          (b) A lump sum cash amount equal to the present value of the excess of:

               (i) the aggregate benefit that would have been paid under the Retirement Program described in paragraph 1.4(b)(i) above as in effect on the date first above written, if the Employee had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during the sixty
                    (60) month period immediately following such Qualifying Termination, at an annual rate of compensation equal to that used to calculate the payments provided by paragraph 2.1(a) above, calculated on the basis of the compensation amount used in the benefit formula under said Retirement Program, and assuming that the Employee is fully vested in such benefit, over

               (ii) the aggregate benefit actually payable under the Retirement
                    Program and any successor retirement program of the Company consisting of a tax-qualified pension plan and a related excess benefit plan. In clarification of the immediately preceding sentence, the aggregate benefit that would have been paid under the Retirement Program shall be calculated as of the normal or early retirement date for which the Employee would have qualified, if the Employee were still employed on that date, and which would produce the highest present value.

          (c) To the extent not otherwise paid or payable under this Agreement or the Plan, the present value of any Employee awards under the Plan which are outstanding at the time of the Qualifying Termination (whether vested or not) prorated based on length of service, and assuming, for the purpose of this paragraph, that any contingencies or performance goals related to such awards are fully achieved at the one hundred percent (100%) level.

          (d) For purposes of calculating the lump sum cash payments provided by paragraph 2.1(b) above, present value shall be determined by using a discount factor equal to one (1) percentage point below the Prime Rate, compounded annually. The "Prime Rate" shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in the Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most credit worthy customers as published by any newspaper or periodical of general circulation) as of the date on which Qualifying Termination shall have occurred.

          (e) For a period of sixty (60) months (commencing with the month in which the Qualifying Termination shall have occurred), the Employee shall continue to be entitled to all employee benefits provided for in paragraph 1.4(b)(v) through (vii) above as if the Employee were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by paragraph 2.1(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis. The benefits provided for in paragraph 1.4(b)(vii) above in accordance with this paragraph 2.1(e) shall be secondary to any comparable benefits provided by another employer.

     2.2 Tax Withholding. The Company may withhold from any payment made under this Agreement, all federal, state or other tax as required by law, government regulation or ruling.

     2.3 Excise Tax Gross-Up. Should Employee become entitled to any payment or benefit under this Agreement (the "Total Payments"), and the Total Payments are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the Company shall pay to Employee, in cash, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction of

          (a) any Excise Tax upon the Total Payments, and

          (b) any federal, state or local income tax and Excise Tax upon the Gross-Up Payment provided for by this paragraph,

shall be equal to the Total Payments. Such payment shall be made to Employee within thirty (30) days from the Qualifying Termination giving rise to payments under this Agreement.

     2.4 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

          (a) Any payments or benefits received by Employee in connection with a Qualifying Termination (whether pursuant to the terms of this Agreement or any other plan, or agreement with the Company, or with any person (as defined in Section 3(a)(9) of the Exchange Act, including a "group" as defined in Section13(d) therein) whose actions result in a Change in Control or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

          (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of:

               (i)  the total amount of the Total Payments; or

               (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

               (iii) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     2.5 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation made by the Company under paragraph 2.4 herein so that Employee did not receive the greatest net benefit, the Company shall reimburse Employee for the full amount necessary to make Employee whole, plus a market rate of interest, as determined by the Company.

     2.6 Source of Payments. All payments provided for in paragraphs 1.4, 2.1, 2.3, and 2.5 above shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

                                   ARTICLE III
                                   -----------
                                  MISCELLANEOUS
                                  -------------

     3.1 Litigation Expenses. In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall advance the Employee all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys' fees and expenses, however, if such litigation results in any settlement or judgment or order in favor of the Employer, Employee shall reimburse Employer for all such monies advanced.

     Notwithstanding the preceding sentence or any provision of Arizona law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses incurred by the Company on its own behalf relating to such litigation or other proceeding. The obligation of the Company under this paragraph 3.1 shall survive the termination of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

     3.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration. The Party desiring arbitration shall deliver written notice of demand for arbitration to the other Party within a reasonable time after the controversy or claim arises, but in no event after the date when institution of legal or equitable proceedings based on such controversy or claim would be barred by the applicable statute of limitations.

     The arbitration shall be heard before a single neutral arbitrator appointed by mutual agreement of the Parties. If the Parties fail to agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, each Party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within ten (10) days select a third arbitrator. In either case, the arbitrator(s) shall be knowledgeable in executive and employee compensation matters, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. The arbitration shall be conducted under the rules of the American Arbitration Association, except as modified herein, and shall take place in Tucson, Arizona. No discovery shall be permitted. The arbitrator shall issue a scheduling order that shall not be modified except by the mutual agreement of the Parties.

     The award of the arbitrator(s) shall be final and binding and shall be enforceable in any court of competent jurisdiction.

     3.3 Entire Understanding. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement and amendment thereto between the Company and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this Agreement.

     3.4 Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall, to the full extent consistent with law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company and the Employee shall be deemed reinstated as if this Agreement had not been executed.

     3.5. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, "the Company", as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

     3.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

     To the Company:           Tucson Electric Power Company
                               P.O. Box 711
                               Tucson, AZ  85702
                               Attention:  Corporate Secretary

     To the Employee:          Karen G. Kissinger
                               Tucson Electric Power Company
                               P.O. Box 711
                               Tucson, AZ  85702

                               with an additional copy to:

                               Karen G. Kissinger
                               3615 N. Camino de la Familia
                               Tucson, AZ  85750

or to such other address as either Party shall have previously specified in writing to the other.

     3.7 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     3.8 Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

     3.9 Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     3.10 Headings. The headings contained in this Agreement are included solely for convenience and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     3.11 Governing Law. This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Arizona, without regard to the choice of law provisions thereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.


                                TUCSON ELECTRIC POWER COMPANY


                                /s/ James S. Pignatelli
                                -----------------------------------------------
                                James S. Pignatelli
                                Chairman, President and Chief Executive Officer


                                EMPLOYEE


                                /s/ Karen G. Kissinger
                                -----------------------------------------------
                                Karen G. Kissinger

                     SCHEDULE TO CHANGE IN CONTROL AGREEMENT

     Change in control agreements substantially identical to the one between TEP and Karen G. Kissinger, dated as of December 4, 1998 and filed as Exhibit 10(p) to this Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Annual Report"), were also executed by, and as of the date of the Annual Report remain in effect with respect to, Thomas A. Delawder, Michael DeConcini, Steven J. Glaser, Thomas N. Hansen, Kevin P. Larson, Steven W. Lynn, Dennis R. Nelson, Vincent Nitido, Jr. and James S. Pignatelli. Such agreements have been omitted from the Annual Report pursuant to Rule 12b-31 under the Exchange Act.